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                 [letterhead of Armstrong Teasdale LLP]



                               May 8, 2000



Enterbank Holdings, Inc.
150 North Meramec Avenue
St. Louis, Missouri 63105

      Re:   ENTERBANK HOLDINGS, INC. - REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

      With reference to the Registration Statement on Form S-4 filed by Enterbank Holdings, Inc., a Delaware corporation ("Enterbank"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 2,049,135 shares of Enterbank Common Stock, $.01 par value (the "Shares"), to be issued in connection with the merger contemplated by the Agreement and Plan of Merger dated as of January 5, 2000, as amended (the "Agreement"), by and between Enterbank and Commercial Guaranty Bancshares, Inc., a Kansas corporation, which Agreement is described therein and filed as an exhibit thereto:

      We are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Agreement, will be legally issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as
Exhibit 5.1 to the Registration Statement and the use of our name under the caption "Legal Matters" in the Registration Statement and in the Joint Proxy Statement/Prospectus included therein.


                                       Armstrong Teasdale LLP


                                       /s/ Armstrong Teasdale LLP